Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-158199-10

CREDIT SUISSE AG
REN Linked to the Dow Jones EURO STOXX 50 Index and Related Currencies (J110)
BAH 436

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Principal Amount:	USD 12,000,000
Underlying:	Underlying	Bloomberg Ticker	Initial Level	Weighting
	Dow Jones EURO STOXX 50 Index	SX5E <Index>	2848.00	100%
Pricing Date:	December 8, 2009
Issue Date:	December 11, 2009
Valuation Date:	March 8, 2010
Maturity Date:	March 11, 2010
Ending Averaging Dates:	March 2, 2010; March 3, 2010; March 4, 2010; March 5, 2010; and March 8, 2010
Offering Price:	$1,000 per security (100%)
Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows: (Final Level / Initial Level)
Initial Level:	2848.00
Final Level:	The arithmetic average of the closing levels on the five Ending Averaging Dates of the Underlying
Currency Return:	The performance of reference currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows: (Final Spot Rate / Initial Spot Rate)
Spot Rate:	The official MID WM Reuters fixing at 4 PM London Time, expressed as the number of US dollars per one euro (the “reference currency”).
Initial Spot Rate:	1.47575
Final Spot Rate:	The arithmetic average of the Spot Rates on the five Ending Averaging Dates.
Upside Leverage Factor:	2
Maximum Return:	12.60%
Payment at Maturity:
If the Underlying Return multiplied by the Currency Return is greater than one, you will receive a cash payment per $1,000 principal amount of notes, calculated as follows, subject to the Maximum Return on the notes:

$1,000 x [1+ (Underlying Return x Currency Return – 1) x Upside Leverage Factor],
If the Underlying Return multiplied by the Currency return is equal to one, you will receive a cash payment of $1,000 per $1,000 principal of notes.
If the Underlying Return multiplied by the Currency Return is less than one, you will receive a cash payment per $1,000 principal amount of notes, calculated as follows:
$1,000 x [1+ (Underlying Return x Currency Return -1)]

Your investment will be fully exposed to any decline in the Final Level as compared to the Initial Level and to any depreciation of the Euro relative to the US Dollar.  You will lose some or all of your investment at maturity if the Underlying Return multiplied by the Currency Return is less than one.

Calculation Agent:	Credit Suisse International
Selling Commission:	0.00%
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	None.
CUSIP and ISIN:	22546EQQ0 and US22546EQQ07

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated September 14, 2009, Product Supplement No. JPM-III dated July 15, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.